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                                                                     EXHIBIT 2.1

                      PLAN OF TAX-FREE REORGANIZATION UNDER
                                   SECTION 355
                          OF THE INTERNAL REVENUE CODE
                                       AND
                                    AGREEMENT

      This Plan of Tax-Free Reorganization under Section 355 of the Internal Revenue Code and Agreement (hereinafter referred to as the "Agreement") made and entered into as of the 24th day of November, 2004, by and among those persons listed on Schedule A attached hereto (each an "Acquiror" and, collectively, the "Acquirors"), each a resident of the State of Tennessee, and Civitas BankGroup, Inc., a Tennessee corporation (hereinafter referred to as "Civitas").

                              W I T N E S S E T H:

      WHEREAS, Civitas owns all of the issued and outstanding shares of capital stock of BankTennessee, a Tennessee banking corporation (hereinafter referred to as "BT"); and

      WHEREAS, the Acquirors desire to acquire from Civitas, and Civitas desires to transfer to the Acquirors, all of the issued and outstanding shares of capital stock of BT in exchange for two million (2,000,000) shares (with an aggregate value of $17,000,000 based on a per share price of $8.50 per share) of Civitas' $0.50 par value voting common stock (hereinafter referred to as "Civitas Common Stock") owned by the Acquirors in the respective amounts set forth on Schedule A to be delivered on the Closing Date, all upon the terms and conditions hereinafter set forth; and

      WHEREAS, a special committee of the Board of Directors of Civitas deems it desirable, and in the best interest of Civitas and its shareholders, that the transaction contemplated by this Agreement be consummated and qualify as a "reorganization" under Section 355 of the Internal Revenue Code of 1986, as amended;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions, covenants and grants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      For purposes of this Agreement, in addition to the terms defined elsewhere herein, unless the context otherwise requires, the following terms shall have the meanings indicated:

      "Acquiror" and "Acquirors" shall have the meaning set forth in the introductory paragraph of this Agreement.

      "Affiliate" means, when used with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

      "Acquisition Proposal" shall have the meaning set forth in Section 7.1(a).

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      "Bank Regulatory Approval" and "Bank Regulatory Approvals" shall have the meanings set forth in Section 5.3(c).

      "BT" shall have the meaning set forth in the introductory paragraph of this Agreement.

      "BT Common Stock" means BT's $3.00 par value voting common stock.

      "BT Counsel" means Burch, Porter & Johnson, PLLC.

      "Civitas" shall have the meaning set forth in the introductory paragraph of this Agreement.

      "Civitas Common Stock" shall have the meaning set forth in the second recital of this Agreement.

      "Civitas Counsel" means Baker, Donelson, Bearman, Caldwell & Berkowitz,
P.C.

      "Civitas Disclosure Letter" means the Disclosure Letter delivered to Acquirors by Civitas on or before the date hereof.

      "Civitas Financial Advisor" means Keefe, Bruyette & Woods, Inc.

      "Closing" means the consummation of the transfer of the BT Common Stock in exchange for the Exchange Shares as provided in this Agreement.

      "Closing Date" means the second business day after the last of the conditions set forth in Article IX hereof shall have been fulfilled or waived, or any other date that may be mutually agreed upon by the parties hereto.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exchange Shares" shall have the meaning set forth in Section 3.1.

      "GAAP" means generally accepted accounting principles, consistently applied.

      "Knowledge" means, with respect to any Person, to that Person's actual knowledge as of the date of this Agreement and, if the Person is a corporation, to the actual knowledge of the directors and executive officers of that Person as of the date of this Agreement.

      "Material Adverse Change" or "Material Adverse Effect" means, subject to the qualifications or limitations set forth in this definition, when used with respect to a Person, any change or effect that is or would reasonably be expected (so far as can be foreseen at the time) to be materially adverse to the assets, condition (financial or otherwise) or results of operations of that Person and its Subsidiaries taken as a whole. With respect to Civitas, a Material Adverse Change or Material Adverse Effect shall not be deemed to have occurred unless a change, effect, condition or occurrence is or would reasonably be expected to materially adversely affect the ability of Civitas to perform its obligations hereunder. For the purposes of this Agreement, a Material Adverse Change

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shall not be deemed to have occurred or a Material Adverse Effect shall not be deemed to exist with respect to BT unless a change or effect causes or results in a liability or expense in excess of $500,000.00.

      "Person" means an individual, partnership, corporation, trust or other entity, or a government or agency or instrumentality thereof.

      "Securities Act" means the Securities Act of 1933, as amended.

      "SEC" means the United States Securities and Exchange Commission.

      "Service Agreement" means an agreement between Civitas and BT, in form and substance satisfactory to Civitas and BT, providing for Civitas, for a period of six months following the Closing Date, to provide to BT substantially equivalent services as are currently provided BT as a subsidiary of Civitas, including certain accounting, human resources, information technology, "back office" functions, internal audit and customer compliance functions, at fees comparable to those currently charged to BT by Civitas but as may be amended by agreement of the parties or as required by Regulatory Authorities upon acceptance of Civitas.

      "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which a Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      "Termination Date" means March 30, 2005, or if the Bank Regulatory Approvals have not been obtained by that date, then June 30, 2005.

      All references herein to "Sections," "Schedules" and "Exhibits" shall, unless otherwise indicated, refer to the sections, schedules and exhibits which (through attachment, whether to this Agreement, the Civitas Disclosure Letter or incorporation by reference) are a part of this Agreement.

                                    ARTICLE II

                              TRANSFERS BY CIVITAS

      Section 2.1 Transfer of BT Common Stock. On the Closing Date, Civitas shall transfer and deliver to the Acquirors, subject to the terms and conditions set forth in this Agreement, free and clear of all liens, encumbrances, claims, pledges, or security interests, all of the issued and outstanding shares of BT Common Stock.

                                   ARTICLE III

                             TRANSFERS BY ACQUIRORS

      Section 3.1 Transfer of Civitas Shares. On the Closing Date, the Acquirors shall deliver to Civitas, subject to the terms and conditions set forth in this Agreement, a stock

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certificate or stock certificates representing, in the aggregate, Two Million shares of Civitas Common Stock (the "Exchange Shares").

      Section 3.2 Adjustments. In the event of any reclassification, stock split or stock dividend with respect to Civitas Common Stock, any change of the Civitas Common Stock into other securities or any other dividend or distribution with respect to the Civitas Common Stock, or if a record date with respect to any of the foregoing should occur, prior to the Closing, appropriate and proportionate adjustments, if necessary, shall be made to the number of Exchange Shares to be issued pursuant to this Agreement, and all references to such terms in this Agreement shall be deemed to be to such terms as so adjusted.

                                   ARTICLE IV

                                     CLOSING

      The Closing shall occur at the offices of Civitas Counsel, Suite 1000 Commerce Plaza, 201 Commerce Street, Nashville, Tennessee 37201 at 10:00 a.m., Nashville time, on the Closing Date.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF CIVITAS

      Section 5.1 Corporate Organization. Civitas represents and warrants to the Acquirors that:

      (a) Civitas is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to carry on its business as now being conducted. Civitas has no Subsidiaries other than those listed in Exhibit 21 to its latest Annual Report on Form 10-K filed with the SEC. Civitas is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Civitas.

      (b) BT is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to carry on its business as now being conducted. BT has no Subsidiaries. BT does not own any interest in any partnership or other entity. There are no outstanding contractual obligations of BT to acquire any shares of capital stock or other ownership interest of any corporation, partnership or other entity. Except as made in the ordinary course of its banking business, BT does not have any investment (either debt or equity), or commitments to make such an investment, in any corporation, joint venture, general or limited partnership, business enterprise or other person or entity. BT is duly licensed or qualified to do business and is in good standing in each jurisdiction where it owns or leases property, conducts business or where the character of its properties owned or held under lease or the nature of its activities makes such licensure or qualification necessary. The deposit accounts of BT are insured by the Federal Deposit

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Insurance Corporation to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

      Section 5.2 Capital Structure.

      (a) BT has authorized capital stock consisting of one million (1,000,000) shares of BT common stock, of which Thirty-Three Thousand Three Hundred Thirty-Three and 33/100s (33,333.33) shares are issued and outstanding. BT has no other issued or authorized securities. There are no shares of BT Common Stock held in the treasury of BT. The issued and outstanding shares of BT Common Stock are validly issued, fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements or rights of any kind obligating BT to issue any shares of stock or options or rights with respect thereto, and there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of BT Common Stock. No former shareholder of BT or any corporation heretofore merged with or into BT has any claim or cause of action whatsoever against BT arising out of or in any way connected with any occurrence or state of facts in existence prior to the date hereof that would have a Material Adverse Effect on BT. To Civitas' Knowledge, no former shareholder of BT or any corporation heretofore merged with or into BT has any claim or cause of action whatsoever against BT not barred by the applicable statute of limitations arising out of or in any way connected with any occurrence or state of facts in existence prior to the date hereof. To Civitas' Knowledge, no former shareholder of BT or any corporation heretofore merged with or into BT shall come to have any claim or cause of action whatsoever against BT or any of the Acquirors by virtue of, or in any way connected with, the transactions contemplated by this Agreement. All of the issued and outstanding BT Common Stock has been issued and sold in compliance with all federal and state securities laws. There are no preemptive rights in respect of BT Common Stock.

      (b) Except as set forth on the Civitas Disclosure Letter, Civitas owns of record and beneficially all of the issued and outstanding BT Common Stock and has the right and power to transfer and assign the BT Common Stock, free and clear of all liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise. Civitas has the exclusive right, power and authority to vote the BT Common Stock. Civitas is the sole shareholder of BT. Upon and effective with the Closing, subject to the Acquirors' satisfaction of the condition set forth in Section 9.3.3, the Acquirors will have good, valid and marketable title to all of the issued and outstanding capital stock of BT free and clear of all liens, encumbrances, restrictions, claims, pledges, security interests, charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise, with the exception of liens or encumbrances that may have been created or granted by the Acquirors.

      (c) Since December 31, 2003, BT has not declared, set aside, made or paid to Civitas dividends or other distributions on the outstanding shares of BT Common Stock, and BT has no obligation to declare, set aside, make or pay to Civitas dividends or other distributions on the outstanding shares of BT Common Stock. There are no amounts owed to Civitas by BT as a result of any previous declaration of any dividend or other distribution on any outstanding securities of BT.

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      Section 5.3 Authority; Non-Contravention.

      (a) Civitas has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Civitas' execution and delivery of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Civitas and, subject to the satisfaction of the conditions applicable to Civitas as forth herein, constitutes a valid and binding obligation of Civitas, enforceable in accordance with its terms.

      (b) The execution and delivery of this Agreement by Civitas does not and will not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Civitas or any of its Subsidiaries (including BT) under:

            (1) any provision of the Charter or By-laws of either Civitas or BT;

            (2) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Civitas or any of its Subsidiaries, except as set forth on the Civitas Disclosure Letter;

            (3) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Civitas, any of its Subsidiaries, or any of their respective properties or assets;

other than, in the case of clauses (2) or (3), any such conflicts, violations, defaults, rights, loss of benefits, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Civitas or a Material Adverse Effect on BT.

      (c) No filing or registration with, or authorization, consent or approval of, any domestic (federal or state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Civitas or any of its Subsidiaries (including BT) in connection with the execution and delivery of this Agreement by Civitas or is necessary for the consummation of the transactions contemplated by this Agreement, except:

            (1) those required by the Department of Financial Institutions of the State of Tennessee, the United States Federal Reserve Board and/or the United States Federal Deposit Insurance Corporation (each a "Bank Regulatory Approval" and, collectively, the "Bank Regulatory Approvals"); and

            (2) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act and applicable state securities or blue sky laws (the Securities Act, Exchange Act and such applicable state securities laws being hereinafter referred to collectively as "Securities Laws").

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

      Section 5.4 BT Financial Statements. Civitas has delivered to Acquirors (or will deliver when available, with respect to periods ended after the date of this Agreement but prior to the Closing Date) true, correct and complete copies of:

      (a) All Call Reports, including any amendments thereto, filed with any Regulatory Authority by BT for the years ended December 31, 2001, 2002, 2003, and thereafter, together with any correspondence with any federal or state regulatory agency having jurisdiction over BT (collectively, "Regulatory Authorities") concerning any of the aforesaid financial statements and Reports (the "BT Regulatory Financial Statements"). To Civitas' Knowledge, such BT Regulatory Financial Statements (i) were (or will be) prepared from the records of BT; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied; (iii) present (or, when prepared, will present) BT's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; and (iv) contain or reflect (or, when prepared, will contain and reflects) all necessary adjustments and accruals for an accurate presentation of BT's financial condition and the results of BT's operations and cash flows for the periods covered by such financial statements.

      (b) BT's unaudited balance sheets as of December 31, 2001, 2002, and 2003, and September 30, 2004, and unaudited statements of income and changes in stockholders' equity and statements of cash flows for the years ended December 31, 2001, 2002, and 2003, and the period ended September 30, 2004, and the unaudited balance sheets, statements of income, changes in stockholders' equity and statements of cash flow for any quarter or fiscal year ended thereafter (collectively, the "BT Financial Statements"). To Civitas' Knowledge, each of the BT Financial Statements (including the related notes) fairly presents the results of operations of BT for the respective periods covered thereby and the financial condition of BT as of the respective dates thereof, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

      Section 5.5 Opinion of Financial Advisor. Civitas has received the opinion of Keefe, Bruyette & Woods, Inc. (the "Civitas Financial Advisor") to the effect that, as of the date hereof, the consideration to be received by Civitas in exchange for the BT Common Stock being transferred to the Acquirors, pursuant to the terms and conditions of this Agreement, is fair to Civitas' shareholders from a financial point of view.

      Section 5.6 Corporate Documents. The copies of the Charter and By-laws of Civitas and BT, which have been delivered to the Acquirors, are true, correct and complete copies of each of such Charter and By-laws as in effect on the date hereof. The minute books of BT contain true and correct records of all meetings and other corporate actions held or taken by the BT shareholders and Board of Directors.

      Section 5.7 Certain Agreements. Except as set forth on the Civitas Disclosure Letter, BT is not a party to any written, or to Civitas' Knowledge, any oral, agreement or plan, including any employment, consulting, or severance agreement, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of

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the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      Section 5.8 Absence of Certain Changes or Events. To Civitas' Knowledge, since December 31, 2003, there has not been:

  (a) any declaration or payment of dividends on any capital stock of BT or any distribution with respect to, or in redemption of, any of the shares of capital stock of BT;

  (b) any sale or transfer of any assets or properties of BT except in the ordinary course of business consistent with past practice;

  (c) any damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on BT;

  (d) any Material Adverse Change in the condition (financial or otherwise) of properties, assets, liabilities, business or prospects of BT except as reflected in the BT Regulatory Financial Statements and BT Financial Statements;

  (e) any transaction other than in the ordinary course of business of BT consistent with past practice;

  (f) any lease of personal or real property to or from any person, firm or entity with respect to which BT is a party;

  (g) any amendment of the Charter or By-laws of BT;

  (h) the granting or filing of any lien, encumbrance or security interest against any of the shares of capital stock of BT or any of its properties or assets, real, personal or mixed, tangible or intangible;

  (i) any payment, loan or advance of any amount to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) to, or execution of any agreement with, officers or directors of Civitas, except as approved by the BT Board of Directors;

  (j) any increase in the compensation payable to or to become payable by BT to any officer, employee or agent of BT (including, without limitation, any increase in the discretionary matching under any 401(k) plan), except for normal compensation adjustments to salaries or wages made in the ordinary course of business consistent with past practice;

  (k) any payment, other than in the ordinary course of business of BT consistent with past practice, under any insurance, pension or other benefit plan, program or arrangement made to, for or with any officer, employee or agent of Civitas or BT;

  (l) any change in the method of accounting or accounting practice by BT, except as required by generally accepted accounting principles; or

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  (m) any agreement, whether in writing or otherwise, to take any action described in this Section 5.8.

      Section 5.9 Compliance with Laws. To Civitas' Knowledge, other than as listed on the Civitas Disclosure Letter,, BT is not in violation of any applicable federal, state, local or foreign statute, law, regulation, ordinance, rule, judgment, order or decree applicable to it or employees conducting its business. Other than as referenced in examination reports from Regulatory Authorities and as listed on the Civitas Disclosure Letter, Civitas has not received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof asserting that BT is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate or authority or other governmental authorization, or (iii) requiring BT to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividend.

      Section 5.10 Contracts. To Civitas' Knowledge, all contracts to which BT or any of its assets, business or operations, is a party to, or is bound or affected by, or receives benefits under either (i) have been approved by the Board of Directors of BT, or (ii) entered into in the ordinary course of business of BT.

      Section 5.11 Assets. To Civitas' Knowledge, BT has good and marketable title to, leasehold interest in, or right to use all properties and assets of any nature used in its business, free and clear of all liens, charges, claims and encumbrances of any nature whatsoever, except any property taxes and assessments not delinquent and other encumbrances which do not adversely affect the value or utility of the asset. To Civitas' Knowledge, all leased assets of BT are held under valid leases enforceable in accordance with their respective terms and each such lease is in full force and effect. Civitas has not received notice from any insurance carrier that (i) any insurance covering BT or its assets would be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Civitas under such policies.

      Section 5.12 No Brokers. Neither Civitas or BT is a party to or bound by any contract, arrangement or understanding with any person or firm which may result in the obligation of BT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and there will be no claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      Section 5.13 Absence of Undisclosed Liabilities. To Civitas' Knowledge, except as and to the extent reflected or reserved against in the most recent financial statements of BT furnished to the Acquirors, BT has not incurred any liabilities of any kind whatsoever, whether accrued, absolute, contingent, determined, determinable or otherwise other than: (a) liabilities incurred in the ordinary course of business in accordance with past practice since the date of such financial

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statements; (b) liabilities that have been repaid, discharged or otherwise extinguished; or (c) liabilities under or contemplated by this Agreement.

      Section 5.14 Tax Matters. (a) Except as set forth on the Civitas Disclosure Letter, all tax returns required to be filed by or on behalf of BT have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2003, and all tax returns filed are complete and accurate. All taxes shown on filed tax returns have been paid. There is no audit examination, deficiency, or refund litigation with respect to any taxes. All taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been paid. There are no liens with respect to taxes upon any of the assets of BT.

            (b) Civitas shall timely file all tax returns of BT required to be filed for the fiscal year ended December 31, 2004, and all tax returns which are required to be filed for any other periods preceding the Closing Date. All such tax returns filed shall be complete and accurate. Civitas shall pay all taxes and other liabilities due by BT with respect to all such periods preceding the Closing Date.

            (c) BT is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

            (d) Except as set forth on the Civitas Disclosure Letter, BT is not a party to any tax allocation or sharing agreement and BT has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Civitas) and does not have any liability for taxes of any Person (other than BT) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

      Section 5.15 Legal Proceedings. There is no litigation instituted or, to Civitas' Knowledge, threatened or pending against BT.

      Section 5.16 Representations Complete. None of the representations or warranties made by Civitas herein contains, to Civitas' Knowledge, any untrue statement of a material fact or omits, to Civitas' Knowledge, to state any material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF ACQUIRORS

      Each Acquiror, individually represents and warrants to Civitas that:

      Section 6.1 Investor Status of Acquirors.

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            Section 6.1.1 Such Acquiror acknowledges that he/she knows and understands the following: (1) that BT is a wholly-owned subsidiary of Civitas; and (2) that he/she has had and continues to have complete access to and familiarity with the business operations and financial and other matters relative to BT.

            Section 6.1.2 Such Acquiror is an "accredited investor" as that term is defined in Rule 501 of Regulation D, 15 C.F.R. ss.ss. 230.501 et seq., promulgated under the Securities Act, and has such Knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in BT.

            Section 6.1.3 Such Acquiror is acquiring BT Common Stock for his/her own account for investment and not with a view to, or for resale in connection with, any distribution of the BT Common Stock within the meaning of the Securities Act. Such Acquiror agrees that such BT Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, as amended, except pursuant to an exemption from registration available under such Securities Act. Such Acquiror agrees that he/she will not sell, offer for sale or solicit offers to buy any of the BT Common Stock in violation of the Securities Act or the securities laws of any state. Such Acquiror understands that the shares of BT Common Stock acquired hereunder have not been registered under federal or any state securities laws.

            Section 6.1.4

          (a) Such Acquiror understands and hereby acknowledges that the BT Common Stock (a) is not being registered under the Federal Securities Act of 1933, as amended, and is not being registered or otherwise qualified for sale under the "Blue Sky" laws and regulations of any state, (b) may not be sold or offered for sale unless subsequently so registered or qualified, or an exemption from such registration or qualification is available, (c) will not be listed on any stock or other securities exchange, (d) will carry no rating from any rating service, and (e) may not be readily marketable, even if subsequently registered or qualified.

          (b)   Such Acquiror is a resident of the State of Tennessee.

          (c) Neither Civitas nor any person acting on its behalf has offered or sold the BT Common Stock to such Acquiror by means of any form of general solicitation or general advertising or publicly disseminated advertisements or sales literature.

          (d) Such Acquiror has sufficient knowledge and experience in financial and business matters, including the purchase and ownership of corporate securities similar to the BT Common Stock, to be capable of evaluating the risks and merits of the investment represented by the BT Common Stock. Such Acquiror is able to bear the economic risks of such investment. Such Acquiror has adequate means of providing for his current needs and possible personal contingencies, and he has no need for liquidity of his investment in the BT Common Stock.

          (e) Such Acquiror has made, with due diligence, his own inquiry, investigation, and analysis with respect to Civitas and the BT Common Stock.

          (f) Such Acquiror acknowledges that he has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning, among other things, BT and the BT Common Stock, so that, as a reasonable investor, such Acquiror has been able to make a fully informed decision to purchase the BT Common Stock.

          (g) Such Acquiror is aware of and understands that the BT Common Stock is a speculative investment which involves a risk of loss of such Acquiror's entire investment. Such Acquiror understands BT's future operations are subject to many significant risks.

          (h) Such Acquiror understands and intends that Civitas will rely upon the representations made by him in this Agreement and related documents and that Civitas is fully entitled to rely upon each and all of the same without further inquiry. Such Acquiror agrees to indemnify and save and hold Civitas, its officers, directors, employees, and assigns harmless from and against any claim, loss or expense (including reasonable attorney fees) incurred by any of them by reason of their reliance hereupon.

      Section 6.2 Authority; Non-Contravention.

      (a) Such Acquiror has all requisite power, authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Acquiror and, subject to the satisfaction of the conditions applicable to them as set forth herein, constitutes a valid and binding obligation of such Acquiror, enforceable in accordance with its terms.

      (b) The execution and delivery of this Agreement by such Acquiror does not and will not, and the consummation by him/her of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Acquiror under:

            (1) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to such Acquiror; or

            (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Acquiror;

other than any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of such Acquiror to perform his/her respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

      (c) To such Acquiror's Knowledge, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to such Acquiror in connection with the execution and delivery of this Agreement by such Acquiror or is necessary for the consummation of the transactions contemplated by this Agreement with respect to such Acquiror, except for:

            (1)   the Bank Regulatory Approvals; and

            (2)   in connection, or in compliance, with the Securities Laws.

      Section 6.3 Ownership of Exchange Shares. Such Acquiror holds of record and owns beneficially the number of Exchange Shares set forth next to his or her name in Schedule 1, and such Acquiror has the right and power to transfer and assign his or her Exchange Shares, free and clear of any restrictions on transfer, claims, taxes, liens, options or other demands or liabilities. Such Acquiror is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Exchange Shares (other than this Agreement). Such Acquiror has the exclusive right, power and authority to vote the Exchange Shares owned by that Acquiror and such Acquiror is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting of the Exchange Shares. Such Acquiror will not sell, pledge or otherwise transfer or assign any of the Exchange Shares prior to the Closing Date.

      Section 6.4 No Brokers. None of the Acquirors is a party to or bound by any contract, arrangement or understanding with any person or firm which may result in the obligation of Civitas to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and there will be no claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      Section 6.5 Representations Complete. None of the representations or warranties made by such Acquiror herein contains, to such Acquiror's Knowledge, any untrue statement of a material fact or omits, to such Acquiror's Knowledge, to state any material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE VII

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      Section 7.1 Acquisition Proposals. Prior to the Closing Date, Civitas agrees:

      (a) that neither it nor any of its Subsidiaries or Affiliates shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries or Affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or the equity securities of BT, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

      (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and

      (c) that it will notify the Acquirors immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it;

provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors (or any special committee of such Board) of Civitas from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that:

            (1) the Board of Directors (or committee) of Civitas determines in good faith, based on the advice of Civitas Counsel that such action is advisable in order for the Board of Directors (or committee) to comply with its fiduciary duties to shareholders imposed by law; and

            (2) subject to the exercise of fiduciary duties of Civitas' Board of Directors (or committee), the requirements of the federal securities laws and any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for Civitas' Board of Directors (or committee) to comply with its fiduciary duties to shareholders imposed by law), such party keeps the other party to this Agreement informed of the status (not the terms) of any such discussions or negotiations; and

Nothing in this Section 7.1 shall: (x) permit Civitas to terminate this Agreement (except as specifically provided in Article X hereof) or (y) permit Civitas to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Civitas shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)).

      Section 7.2 Conduct of Businesses.

      (a) Prior to the Closing Date, unless the Acquirors have been notified at least 5 business days in advance thereof and have not objected in writing thereto, Civitas shall and shall cause BT to:

            (1) use their reasonable efforts to preserve intact their business organizations, except for completion of transactions contemplated before the date of this Agreement, and goodwill and keep available the services of their respective officers and employees;

            (2) confer on a regular basis with one or more representatives of the Acquirors to report operational matters of materiality and, subject to
Section 7.1, any proposals to engage in material transactions;

            (3) promptly notify the Acquirors of any emergency or other Material Adverse Change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein;

            (4) conduct operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

            (5) maintain in the ordinary course of business, their respective properties in their current condition of repair, ordinary wear and tear excepted;

            (6) maintain their books of account and records relating to their respective operations in the usual, regular and ordinary manner on a basis consistent with past practices and not to make any changes in their accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

            (7)   not amend their respective Charter or Bylaws;

            (8) not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the capital stock of BT;

            (9) not sell, lease or otherwise dispose of, except in the ordinary course of business, any assets of BT with a value greater than $10,000.00;

            (10) not enter into any commitment (or series of related commitments) to purchase goods or services extending beyond the Closing Date which may result in total payments by or liability to BT in excess of $50,000.00;

            (11) not enter into any commitment with any officer, director or consultant of BT; and

            (12) not do any act, omit to do any act or permit any act within the control of Civitas or BT which will cause a breach of any representation, warranty, covenant or agreement contained in this Agreement.

      Section 7.3 Filings; Other Action. Subject to the terms and conditions herein provided, Civitas and the Acquirors shall, (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions in order to obtain all Regulatory Approvals with respect to this Agreement and the transactions contemplated by this Agreement; (b) use all reasonable efforts to cooperate with one another in: (1) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from any

Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations ((a) and (b) together, collectively, "Regulatory Filings"); (c) use their best efforts to obtain in writing any consents and financing commitments required from third parties in form reasonably satisfactory to Civitas and the Acquirors necessary to effectuate the transactions contemplated by this Agreement, including, without limitations, the consent or approval of their respective lenders; and (d) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, satisfaction of the conditions set forth in Article IX below. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the Acquirors or the proper officers and directors of Civitas shall take all such necessary action.

      Section 7.4 Due Diligence; Inspection of Records and Properties. From the date hereof to the Closing Date, Civitas shall allow all designated officers, employees, attorneys, accountants and other representatives of the Acquirors access at all reasonable times to all its properties, records, files, correspondence, audits (including, without limitation, workpapers of independent auditors), as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of BT as the Acquirors may reasonably request. Each party will hold all information about the other party obtained by them in connection with the transactions contemplated hereby which is non-public in confidence. Acquirors shall, and shall use their best efforts to cause their accountants, counsel, and other representatives to maintain the confidentiality of all information furnished to them by Civitas or BT hereto concerning their business, operations, and financial condition, and shall not use such information for any purpose except as necessary to effect the transactions contemplated by this Agreement. If this Agreement should be terminated, Acquirors shall, upon request, promptly return all documents, work papers and other materials (including copies made thereof) received from Civitas and BT or their representatives in connection with this Agreement or the transactions contemplated herein, and will return or destroy any such materials containing any confidential information supplied in connection therewith, and Acquirors will maintain the confidentiality of all information delivered in connection with such transactions except for any such information that is readily ascertainable from public or published information or trade sources.

      Section 7.5 Legal Conditions to Exchange. Subject to the terms and conditions herein provided, each of the Acquirors and Civitas shall use all reasonable efforts: (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and to consummate the transactions contemplated hereby; and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party in connection with this Agreement and the transactions contemplated by this Agreement. Each of the Acquirors and Civitas will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them in connection with the foregoing.

      Section 7.6 Further Action. Each party hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

      Section 8.1 Expenses. If the transactions contemplated by this Agreement are not consummated or this Agreement is terminated by either Civitas or Acquirors pursuant to Section 10.1, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, subject to the provisions of Section 10.1(f).

      Section 8.2 Indemnification of BT Directors and Officers.

      (a) The Acquirors and BT agree that, until six years from the Closing Date, the Charter and By-laws of BT shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of BT thereunder or as to the ability of BT to indemnify such persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify, or to reduce any limitations therein on the liability of directors. The Acquirors agree that they shall cause BT to at all times exercise the powers granted to it by its Charters, By-laws, and by applicable law to indemnify to the fullest extent possible present or former directors, officers, employees and agents BT, as the case may be, against claims made against them arising from their service in such capacities.

      (b) Should any claim or claims be made against any present or former director, officer, employee or agent of BT arising from his services as such, within six years of the Closing Date, the provisions of this Section 8.2(b) respecting the Charter and the By-laws of BT shall continue in effect with until the final disposition of all such claims.

      (c) The provisions of Section 8.2(b) are intended to be for the benefit of, and shall be enforceable by, each party entitled to indemnification hereunder, his heirs and his representatives.

      Section 8.3 Indemnification of Civitas Directors and Officers.

      (a) Civitas agrees that, until six years from the Closing Date, the Charter and By-laws of Civitas shall not be amended to reduce or limit the rights of indemnity afforded to such of the Acquirors who are present and former directors and officers of Civitas thereunder or as to the ability of Civitas to indemnify such persons, or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify, or to reduce any limitations therein on the liability of directors. Civitas agrees that it shall at all times exercise the powers granted to it by its Charters, By-laws, and by applicable law to indemnify to the fullest extent possible such of the Acquirors who are present or former directors, officers, employees and agents of Civitas, as the case may be, against claims made against them arising from their service in such capacities.

      (b) Should any claim or claims be made against an Acquiror who is a present or former director, officer, employee or agent of Civitas arising from his services as such, within six years of the Closing Date, the provisions of this Section 8.3(b) respecting the Charter and the By-laws of Civitas shall continue in effect until the final disposition of all such claims.

      (c) The provisions of Section 8.3(b) are intended to be for the benefit of, and shall be enforceable by, each party entitled to indemnification hereunder, his heirs and his representatives.

      Section 8.4 Indemnification - General.

      (a) By Civitas. Civitas will indemnify, defend and hold each Acquiror harmless after the Closing Date from and against any claims or costs (including, without limitation, reasonable attorneys' fees and court costs and costs of investigation), losses, damages, liabilities or expenses (collectively "Costs") incurred by any Acquiror (whether as a result of a third-party claim, or otherwise) as a result of:

            (1) the nonfulfillment of any covenant, agreement or obligation to be performed by Civitas under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement;

            (2) any claim for brokerage, finders' fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by Civitas or to have rendered services on Civitas' behalf; or

            (3) any claim or demand made against BT by any third party arising out of, or related to, the conduct of its business or the ownership and use of any of its assets prior to the Closing Date, other than claims or demands made by loan or deposit customers of BT arising in the ordinary course of BT's banking business.

      (b) By Acquirors. Each Acquiror shall indemnify, defend and hold Civitas harmless on and after the Closing Date from and against all Costs incurred by Civitas (whether as a result of a third-party claim, or otherwise) as a result of:

            (4) the nonfulfillment of any covenant, agreement or obligation to be performed by such Acquiror under or pursuant to this Agreement or any of the other agreements contemplated by this Agreement; or

            (5) any claim for brokerage, finders' fees or other commissions relative to this Agreement or any of the other agreements contemplated by this Agreement asserted by or on behalf of any broker or finder claiming to have been retained by such Acquiror or to have rendered services on such Acquiror's behalf.

      (c) Participation in Third Party Claims. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the indemnified party shall promptly notify the indemnifying party thereof. If the indemnified party fails to promptly notify the indemnifying party, the obligation of the indemnifying party shall be reduced by the amount of damages actually suffered as a result of such late notice. The indemnified party may make settlement of a claim and such settlement shall be binding on both parties hereto for the purposes of this Section 8.4 if, not less than thirty (30) days prior to such settlement, the indemnified party delivers to the indemnifying party written notice of its intent to settle such claim, which notice shall set forth the terms of the proposed settlement; provided, however, that if within such thirty (30) day period the indemnifying party shall have requested the indemnified party to contest any such claim at the expense of the indemnifying party, the indemnified party shall promptly comply, and the indemnifying party shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel reasonably acceptable to the indemnified party. The indemnified party shall also have the right to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the indemnifying party may settle in its own discretion. Any payment or settlement made by the indemnifying party in such contest, together with the total expense thereof, shall be binding on the indemnified party and the indemnifying party for the purposes only of this Section 8.4. Notwithstanding anything herein to the contrary, an indemnifying party shall not, without the prior written consent of the indemnified party, settle any claim in any manner which adversely affects the indemnified party. In addition to the foregoing, the indemnifying party shall assume the defense of any claim, action or proceeding within the scope of the foregoing indemnities upon the written request of the indemnified party.

      (d) Acquirors shall cause BT to indemnify Civitas for any claim or demand made against Civitas by any third party arising out of, or related to, the conduct of BT's business or the ownership and use of any of BT's assets after the Closing Date.

      Section 8.5 Resale Payment. Acquirors shall pay, or cause an acquiring party to pay, to Civitas a resale payment, as defined below, upon demand following the occurrence of a purchase event that occurs within three years following the Closing of this Agreement. As used herein, a "purchase event" means that Acquirors (or their successors by will or devise), BT, or a bank holding company formed to control BT (the "Sellers") shall have sold directly or indirectly 50% or more voting control of BT. The resale payment shall be equal to 10% of the amount, if any, that the acquisition purchase price paid to Sellers is in excess of $17 million plus any capital contributions made to BT by the Acquirors or new shareholders. The payment to Civitas shall be made in the same form as that being paid to the Sellers or may be paid in cash, at the option of the Sellers.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

      Section 9.1 Mutual Conditions to Closing. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

            Section 9.1.1 Approvals. All authorizations, consents or approvals of third parties, the failure of which to obtain would have a Material Adverse Effect on Civitas or on the Acquirors, as the case may be, shall have been obtained without either the payment of any fee, other than filing fees charged by bank regulators or the SEC, or the amendment of any agreement.

            Section 9.1.2 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any governmental entity seeking any of the foregoing which has a reasonable likelihood of success be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes their consummation illegal.

            Section 9.1.3 Opinions of Financial Advisors. Civitas Financial Advisor has delivered written opinions, dated the Closing Date and in form and substance reasonably satisfactory to the parties, that, in the case of Civitas, the consideration to be received by Civitas in exchange for the BT Common Stock being transferred to the Acquirors, pursuant to the terms and conditions of this Agreement, is fair to Civitas' shareholders from a financial point of view.

            Section 9.1.4 Service Agreement. The Service Agreement shall have been duly executed and delivered by each of Civitas and BT.

            Section 9.1.5 Opinions. Civitas and the Acquirors shall have received the opinion of Crowe, Chizek & Company dated the Closing Date, to the effect that the transactions contemplated by this Agreement constitute a "reorganization" within the meaning of 355 of the Code.

      Section 9.2 Conditions to Obligations of the Acquirors. The obligations of the Acquirors to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless waived by the
Acquirors:

            Section 9.2.1 Representations and Warranties. Each of the representations and warranties of Civitas set forth in Article V shall be true and correct on the Closing Date.

            Section 9.2.2 Performance of Obligations of Civitas. Civitas shall have performed in all material respects all obligations required to be performed by it hereunder at or prior to the Closing Date, and the Acquirors shall have received a certificate signed on behalf of Civitas by the Chief Executive Officer and the Chief Financial Officer of Civitas to such effect.

            Section 9.2.3 Deliveries. The Acquirors shall have received the following:

            (a) A stock certificate or stock certificates representing all of the issued and outstanding shares of BT, registered in the name of Civitas and duly endorsed in blank or with executed stock powers or assignments attached, in proper form for transfer and/or cancellation;

            (b) The original minute books and stock transfer records of BT to the extent not already in the possession of the officers of BT;

            (c) Copies of the charter and bylaws of Civitas and of BT and of resolutions adopted by the board of directors of Civitas authorizing and approving the execution and performance of this Agreement and the agreements contemplated by this Agreement, all as certified by appropriate officers of Civitas as of the Closing Date;

            (d) A certificate as to the incumbency of each person executing this Agreement and the other agreements contemplated by this Agreement on behalf of Civitas;

            (e) A Certificate of Existence with respect to Civitas dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;

            (f) A Certificate of Existence with respect to BT dated not more than seven (7) days prior to the Closing Date issued by the Tennessee Secretary of State;

            (g) A certificate signed on behalf of Civitas by the Chief Executive Officer of Civitas certifying satisfaction of the conditions set forth in Section 9.2.1; and

            (h) A certificate from an officer of Civitas dated the Closing Date as to certain factual matters regarding Civitas (the form and substance of such certificate to be mutually agreeable with Civitas Counsel and Acquirors' Counsel) that will support, in part, the opinion referred to in Section 9.1.5.

            Section 9.2.4 No Material Adverse Change. There shall be no Material Adverse Change in Civitas or BT.

      Section 9.3 Conditions to Obligations of Civitas The obligation of Civitas to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Civitas:

            Section 9.3.1 Representations and Warranties. Each of the representations and warranties of the Acquirors set forth in Article VI shall be true and correct on the Closing Date.

            Section 9.3.2 Performance of Obligations of Acquirors. The Acquirors shall have performed in all material respects all obligations required to be performed by them hereunder at or prior to the Closing Date, and Civitas shall have received a certificate signed by the Acquirors to such effect.

            Section 9.3.3 Deliveries. Civitas shall have received the following:

            (a) A stock certificate or stock certificates representing all of the Exchange Shares registered in the name of the Acquirors and duly endorsed in blank or with executed stock powers or assignments attached, in proper form for transfer and/or cancellation.

            (b) A certificate signed by the Acquirors certifying satisfaction of the conditions set forth in Section 9.3.1; and

            (c) A certificate from the Acquirors dated the Closing Date as to certain factual matters regarding the Acquirors (the form and substance of such certificate to be mutually agreeable with Civitas Counsel and Acquirors Counsel) that will support, in part, the opinion referred to in Section 9.1.5.

                                    ARTICLE X

                            TERMINATION AND AMENDMENT

      Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

      (a) by mutual consent of Civitas and each of the Acquirors in a written instrument;

      (b) by either Civitas or the Acquirors, if there has been a breach on the part of the other of one or more representations, warranties, covenants or agreements set forth in this Agreement, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach and that, individually or in the aggregate, causes or is likely to cause a Material Adverse Effect;

      (c) by either Civitas or the Acquirors upon written notice to the other party if any court or governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

      (d) by either Civitas or the Acquirors if the transactions contemplated by this Agreement shall not have been consummated on or before the Termination Date unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

      (e) by the Acquirors, if prior to the Closing Date, the Board of Directors (or Special Committee) of Civitas shall have approved, recommended or endorsed any Acquisition Proposal other than this Agreement; and

      (f) by Civitas if, prior to the Closing Date, its Board of Directors, after consultation with its legal counsel and financial advisors, determines in the good faith exercise of its fiduciary duties that a bona fide proposal or offer by a third party to consummate an Acquisition Proposal is in the best interests of its shareholders; provided, however, that, in such event, Civitas shall reimburse Acquirors for their out-of-pocket expenses incurred in connection with this transaction and, provided, further, that prior to any such termination by Civitas, Civitas shall have complied with the requirements of this Section 10.1(f). In the event that, prior to the Closing Date, Civitas receives a bona fide proposal or offer from a third party to consummate an Acquisition Proposal that it has determined is in the best interests of its shareholders as set forth above, the Acquirors shall have a right of first refusal to acquire the BT Stock on the terms and conditions set forth in such Acquisition Proposal. Such right of first refusal shall be exercisable for a period of thirty (30) days following the date on which notice of such Acquisition Proposal is given to Acquirors. The price at which the Acquirors shall have the right of first refusal to purchase the BT Stock shall be equal to the price set forth in the Acquisition Proposal less an allowance giving effect to the tax-free status to Civitas of the acquisition by the Acquirors of the BT Stock pursuant to this

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

Agreement. If the Acquirors elect the right of first refusal as provided herein, all terms and conditions of the transaction, other than an adjustment of the consideration, shall be as provided in this Agreement.

      Section 10.2 Effect of Termination. In the event of termination of this Agreement by either Civitas or the Acquirors as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Civitas or the Acquirors or their respective officers or directors except for the obligations of the parties with respect to the confidentiality provisions of Section 7.4 and their covenants contained in
Section 10.1(f). No termination of this Agreement shall relieve any person from liability resulting from a breach by a party of any of its covenants or agreements set forth herein.

      Section 10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 10.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      Section 11.1 Survival of Representations and Warranties. All representations, warranties, covenants, indemnities and agreements made herein shall survive the Closing Date for a period of two (2) years. No investigation by any party hereto shall affect the representations and warranties of the other.

      Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) upon the date actually delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (g)   if to Civitas, to:

                        Civitas BankGroup, Inc.
                        Four Corporate Centre
                        810 Crescent Centre Drive, Suite 320
                        Franklin, Tennessee 37067
                        Telecopy: (615) 383-8830
                        Attention: Richard Herrington, President/CEO
            with a copy to:

                        Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Commerce Center, Suite 1000
                        211 Commerce Street
                        Nashville, Tennessee 37201
                        Attention: Steven J. Eisen, Esq.
                        Telecopy: (615) 744-5718

      and

      (h)   if to Acquirors, to:

                        Joel H. Porter
                        130 North Court Avenue
                        Memphis, Tennessee 38103
                        Telecopy: (901) 524-5024

            with a copy to:

                        Burch, Porter & Johnson, PLLC
                        130 North Court Avenue
                        Memphis, Tennessee 38103
                        Attention: Laurel C. Williams, Esq.
                        Telecopy: (901) 524-5024

      For all purposes of consent, notice and otherwise, Joel Porter is hereby designated by the Acquirors as their representative, and Civitas is authorized to rely on Mr. Porter's authority to act on behalf of the Acquirors.

      Section 11.3 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof' and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth on the first page of this Agreement. Headings of articles and sections used herein are used for convenience of reference only and shall not affect the interpretation of this Agreement.

      Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 11.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except as provided in Sections
8.2 and 8.3, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any otherwise applicable conflicts of law principles.

      Section 11.7 Publicity. It is the intention of the parties to use reasonable efforts to reach agreement on the wording of any news releases or other public announcements by Civitas or the Acquirors, or any of their respective affiliates, pertaining to this Agreement. In the absence of circumstances requiring otherwise, any such releases or public announcements shall be submitted to the other party for its comment prior to issuance.

      Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Acquirors may assign all or any portion of their rights and obligations under this Agreement to any other persons who are currently on the Board of Directors of Civitas or BT and up to ten (10) other additional "accredited investors." Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 11.9 Exhibits. The Exhibits and Schedules attached to this Agreement are integral parts of this Agreement and incorporated herein by this reference and expressly made a part hereof.

      Section 11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

      Section 11.11 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to temporary, preliminary and/or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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

      IN WITNESS WHEREOF, Civitas, by its officer thereunto duly authorized, and each of the Acquirors have caused this Agreement to be signed on this 24th day of November, 2004.

                                          CIVITAS BANKGROUP, INC.

                                          By: /s/ Richard Herrington
                                              ----------------------------------
                                          Title: President and Chief Executive
                                                 Officer

                                          ACQUIRORS:

                                          /s/ Joel H. Porter

                                          /s/ John Shepherd

                                          /s/ John S. Wilder, Sr.

                                          /s/ James L. Rout, Jr.

                                          /s/ Tom Brooks

                                          /s/ R. Todd Vanderpool

                                          /s/ Randal Lankford

                                          /s/ Frank Inman, Jr.

                                          /s/ Jimmy A. Lott

                                          /s/ R. Eugene Smith

                                   Schedule 1
                                       to
Plan of Tax-Free Reorganization under Section 355 of the Internal Revenue Code and Agreement made and entered into as of the 24th day of November, 2004, by and among those persons listed below (each an "Acquiror" and, collectively, the "Acquirors"), each a resident of the State of Tennessee, and Civitas BankGroup, Inc., a Tennessee corporation (hereinafter referred to as "Civitas").

      Name of Acquiror               Address            Number of Civitas Shares

                                       28